                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Sections 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                           Commonwealth Bancorp, Inc.
                  ---------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                 Not Applicable
     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, schedule or registration statement no.:

         (3)      Filing party:

         (4)      Date filed:

                          [COMMONWEALTH BANCORP LOGO]
                                  COMMONWEALTH
                                  BANCORP, INC.


For release:      IMMEDIATELY
Contact:          Charles M. Johnston, Chief Financial Officer (610) 313-2189


COMMONWEALTH BANCORP, INC. REPORTS RECORD EARNINGS FOR THIRD QUARTER 2002

NORRISTOWN, PA, OCTOBER 15, 2002 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB), today reported record earnings per common share of $0.58 on a diluted basis for the third quarter of 2002, compared to earnings of $0.39 per common share on a diluted basis for the third quarter of 2001. Net income was a record $5.7 million for the third quarter of 2002, compared to $4.1 million for the third quarter of 2001.

The results for the third quarter of 2002 reflected:

        - An improvement in return on assets to 1.26%, compared to 0.93% in the third quarter of last year; and

        - An increase in return on equity to 15.36%, versus 10.29% in the third quarter of 2001.

For the nine months ended September 30, 2002, net income was $15.0 million, or $1.51 per common share on a diluted basis, compared to net income of $9.6 million, or $0.89 per common share on a diluted basis, for the nine months ended September 30, 2001.

The results for the first nine months of 2001 were affected by:

        - A $2.3 million pre-tax charge associated with the restructuring of Commonwealth's mortgage banking business;

        - A $0.7 million pre-tax charge relating to the retirement of Commonwealth's former Chief Executive Officer; and

        - A $0.5 million pre-tax charge relating to the resolution of legal proceedings concerning a loan acquired in the 1970's.

Exclusive of these three items, net income for the first nine months of 2001 would have been $12.2 million, or $1.13 per share on a diluted basis.

"The positive momentum in each of our core businesses of retail banking, commercial banking and financial services continued in the third quarter of 2002," stated Patrick J. Ward, Commonwealth's President and Chief Executive Officer. He added, "Compared to the third quarter of 2001, average commercial loans increased 15% to $344 million, average core deposits, which include demand, money market and savings deposits, increased 12% to $1.1 billion, deposit fees increased 18% to $4.0 million and financial services fees increased 26% to $0.7 million."

COMMONWEALTH BANCORP, INC.
Mailing Address: P.O. Box 2100, Valley Forge, PA  19482-2100
Shipping Address: 2 West Lafayette Street, Norristown, PA  19401-4758
610-313-1600
www.commonwealthbank.com

Net interest income was $20.6 million in the third quarter of 2002, compared to $19.0 million in the third quarter of 2001. For the nine months ended September 30, 2002, net interest income was $59.6 million, versus $55.0 million for the comparable period in 2001. These increases were primarily attributable to a higher net interest margin. Net interest income for the first nine months of 2001 was also adversely affected by a $0.5 million charge relating to the resolution of legal proceedings concerning a loan acquired in the 1970's.

The net interest margin on a fully taxable equivalent basis was 5.09% in the third quarter of 2002, compared to 4.71% in the third quarter of 2001. The increase was primarily attributable to a 1.15% decrease in the cost of interest-bearing liabilities, which was partially offset by a 0.74% decrease in the yield on interest-earning assets. The decrease in the cost of interest-bearing liabilities was primarily related to a reduction in the average cost of various types of deposits due to a decline in market interest rates, as well as a favorable change in funding mix. The decrease in the yield on interest-earning assets also was primarily related to a decline in market interest rates.

For the nine months ended September 30, 2002, the net interest margin on a fully taxable equivalent basis was 5.02%, versus 4.49% in the comparable 2001 period. The increase was primarily attributable to a 1.38% decrease in the cost of interest-bearing liabilities, which was partially offset by an 0.80% decrease in the yield on interest-earning assets. The decreases in the cost of interest-bearing liabilities and the yield on interest-earning assets were due primarily to the same factors responsible for the decreases in the third quarter of 2002. As previously noted, the net interest margin for the first nine months of 2001 was impacted by the $0.5 million charge relating to the resolution of legal proceedings concerning a loan. Exclusive of this item, the net interest margin on a fully taxable equivalent basis would have been 4.53% for the first nine months of 2001.

Noninterest income totaled $5.6 million in the third quarter of 2002, compared to $4.6 million in the third quarter of 2001. The increase was primarily a result of an $0.6 million increase in deposit fees.

Noninterest income was $16.1 million for the first nine months of 2002, compared to $15.2 million for the same 2001 period. The increase reflected a $1.7 million increase in deposit fees and a $0.5 million increase in financial services fees. These increases were partially offset by a $1.6 million decrease in net gain on sale of mortgage loans, which was attributable to the restructuring of Commonwealth's mortgage banking business.

Noninterest expense was $17.1 million in the third quarter of 2002, compared to $15.5 million in the third quarter of 2001. The increase was primarily attributable to a $0.8 million charge relating to an equity investment in a mortgage servicing partnership. Core noninterest expense, excluding amortization of intangible assets, totaled 60.4% of core noninterest income and net interest income on a fully taxable equivalent basis in both the third quarter of 2002 and 2001.

Noninterest expense was $49.9 million for the nine months ended September 30, 2002, compared to $51.2 million for the same period in 2001. The results for the first nine months of 2001 were adversely affected by the $2.3 million charge associated with the restructuring of Commonwealth's mortgage banking business and the $0.7 million charge relating to the retirement of Commonwealth's former Chief Executive Officer. Exclusive of these items, noninterest expense would have been $48.2 million for the first nine months of 2001. The increase in noninterest expense in the first nine months of 2002, relative to the adjusted level for the first nine months of 2001, was primarily related to higher compensation and employee benefit expenses and a charge relating to an equity investment in a mortgage servicing partnership, partially offset by a reduction in mortgage banking expenses. The latter was attributable to the restructuring of Commonwealth's mortgage banking business in 2001. Core noninterest expense, excluding amortization of intangible assets, totaled 60.7% of core noninterest income and net interest income on a fully taxable equivalent basis in the first nine months of 2002, compared to 62.6% for the first nine months of 2001.

Noninterest expense in both the third quarter of 2002 and 2001 included the amortization of $1.2 million of intangible assets. Noninterest expense for the first nine months of 2002 and 2001 included the amortization of $3.5 million and $3.6 million, respectively, of intangible assets. The amortization was primarily related to goodwill and core deposit intangibles recorded in connection with the acquisition of deposits and branch office facilities in 1995 and 1996. The recent implementation of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," did not materially impact Commonwealth's amortization of intangible assets.

Provision for loan losses totaled $1.2 million and $4.9 million in the three and nine months ended September 30, 2002, respectively. The provision for loan losses totaled $2.5 million and $6.3 million in the three and nine months ended September 30, 2001, respectively. At September 30, 2002, the allowance for loan losses totaled $15.3 million, or 1.30% of loans, compared to $14.2 million, or 1.08% of loans, at December 31, 2001. The increase in the allowance for loan losses reflected Commonwealth's strategy to increase consumer and commercial lending, while de-emphasizing residential mortgage lending. Consumer and commercial loans generally involve greater credit risk than residential mortgage loans because the risk of borrower default is greater. In addition, certain commercial and consumer loans are unsecured or involve collateral that may be more likely to decline in value and/or may be more difficult to liquidate than single-family residences. At September 30, 2002, consumer and commercial loans represented 63% of total loans, compared to 55% at December 31, 2001. Management will continue to evaluate the allowance for loan losses relative to the level of credit risk in the loan portfolio and make adjustments as appropriate.

Net credit losses totaled $0.9 million, or 0.31% of average loans, in the third quarter of 2002, compared to $1.2 million, or 0.34% of average loans, in the third quarter of 2001. For the nine months ended September 30, 2002, net credit losses totaled $3.8 million, or 0.41% of average loans, compared to $3.7 million, or 0.35%, in the same 2001 period.

Nonperforming assets totaled $10.9 million, or 0.60% of assets, at September 30, 2002, compared to $11.9 million, or 0.66% of assets, at December 31, 2001. The decrease was primarily attributable to a $0.8 million decrease in the carrying value of an equity investment in a mortgage servicing partnership.

Provision for income taxes was $2.2 million, or 28% of income before income taxes, in the third quarter of 2002, compared to $1.4 million, or 25%, in the third quarter of 2001. For the first nine months of 2002, provision for income taxes was $5.8 million, or 28% of income before income taxes, compared to $3.2 million, or 25%, for the nine months ended September 30, 2001. The increase in the effective tax rate in the third quarter and first nine months of 2002, relative to the comparable periods in 2001, was primarily attributable to higher pre-tax income in the third quarter and first nine months of 2002, which resulted in a lower relative percentage of tax-exempt income to total income.

Commonwealth Bank's risk-based capital ratio was 10.7% at September 30, 2002, compared to 10.6% at December 31, 2001. As of September 30, 2002, the Bank was in full compliance with all regulatory capital requirements and maintained capital ratios which were generally in line with internal targeted levels.

On September 30, 2002, Commonwealth Bancorp, Inc., Citizens Financial Group, Inc. and Citizens Bank of Pennsylvania entered into an agreement and plan of merger pursuant to which a to-be-formed nonbank subsidiary of Citizens Bank of Pennsylvania will be merged with and into Commonwealth. The agreement provides that as a result of the merger each outstanding share of common stock of Commonwealth (subject to certain exceptions) will be automatically converted into the right to receive $46.50 per share, without interest. The transaction, which is subject to customary conditions, including shareholder and regulatory approval, is expected to be completed in early 2003.

Commonwealth Bancorp, Inc., with consolidated assets of $1.8 billion, is the holding company for Commonwealth Bank, which has 61 branches throughout Southeast Pennsylvania.

                                   # # # # #

Commonwealth will be filing relevant documents concerning the merger with Citizens with the Securities and Exchange Commission, including a proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Commonwealth will be available free of charge from the Secretary of Commonwealth (Charles H. Meacham, Secretary, Commonwealth Bancorp, Inc., Commonwealth Bank Plaza, 2 West Lafayette Street, Norristown, Pennsylvania 19401, telephone (610) 313-1600). The directors and executive officers of Commonwealth may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Commonwealth and ownership of Commonwealth's common stock is set forth in Commonwealth's proxy statement dated March 15, 2002 as filed with the SEC. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed acquisition when it becomes available. COMMONWEALTH INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Certain statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of market and other factors.

Detailed supplemental information follows.

                   Commonwealth Bancorp, Inc. and Subsidiaries
                        Consolidated Statements of Income
               (in thousands, except share and per share amounts)

                                                                        For the Quarter               For the Nine Months
                                                                      Ended September  30,            Ended September 30,
                                                                     2002            2001            2002            2001
                                                                 -------------    ------------    ------------    ------------
                                                                           (Unaudited)                     (Unaudited)
Interest income:
  Interest on loans                                                   $22,824         $27,639         $69,677         $85,174
  Interest and dividends on deposits and money
     market investments                                                   183             672             670           1,696
  Interest on investment securities                                       299             149             997             447
  Interest on mortgage-backed securities                                5,033           2,695          12,470           9,170
                                                                 -------------    ------------    ------------    ------------

                  Total interest income                                28,339          31,155          83,814          96,487

Interest expense:
  Interest on deposits                                                  6,201          10,222          20,124          33,860
  Interest on notes payable and other borrowings                        1,518           1,983           4,108           7,666
                                                                 -------------    ------------    ------------    ------------

                  Total interest expense                                7,719          12,205          24,232          41,526
                                                                 -------------    ------------    ------------    ------------

                  Net interest income                                  20,620          18,950          59,582          54,961

Provision for loan losses                                               1,200           2,500           4,900           6,250
                                                                 -------------    ------------    ------------    ------------

                  Net interest income after provision for loan losses  19,420          16,450          54,682          48,711

Noninterest income:
  Deposit fees and related income                                       4,037           3,424          11,594           9,891
  Financial services fees                                                 655             519           1,861           1,362
  Miscellaneous income                                                    877             688           2,639           2,399
  Net (loss) gain on sale of mortgage loans                                 -             (19)              -           1,593
                                                                 -------------    ------------    ------------    ------------

                  Total noninterest income                              5,569           4,612          16,094          15,245
                                                                 -------------    ------------    ------------    ------------

Noninterest expense:
  Compensation and employee benefits                                    8,091           7,779          23,590          24,844
  Occupancy and office operations                                       2,654           2,478           7,568           7,320
  Amortization of intangible assets                                     1,157           1,184           3,470           3,553
  Other                                                                 5,227           4,092          15,282          15,446
                                                                 -------------    ------------    ------------    ------------

                  Total noninterest expense                            17,129          15,533          49,910          51,163
                                                                 -------------    ------------    ------------    ------------

                  Income before income taxes                            7,860           5,529          20,866          12,793

Income tax provision                                                    2,201           1,382           5,843           3,198
                                                                 -------------    ------------    ------------    ------------

Net income                                                             $5,659          $4,147         $15,023          $9,595
                                                                 =============    ============    ============    ============

Basic weighted average number of shares outstanding                 9,245,713      10,344,813       9,453,710      10,469,343
                                                                 =============    ============    ============    ============

Basic earnings per share                                                $0.61           $0.40           $1.59           $0.92
                                                                 =============    ============    ============    ============

Diluted weighted average number of shares outstanding               9,828,847      10,741,217       9,964,611      10,829,034
                                                                 =============    ============    ============    ============

Diluted earnings per share                                              $0.58           $0.39           $1.51           $0.89
                                                                 =============    ============    ============    ============

Dividends declared per share                                            $0.17           $0.14           $0.51           $0.42
                                                                 =============    ============    ============    ============

                   Commonwealth Bancorp, Inc. and Subsidiaries
                           Consolidated Balance Sheets
               (in thousands, except share and per share amounts)


                                                                                       September 30,     December 31,
                                                                                           2002              2001
                                                                                       --------------    --------------
                                                                                         (Unaudited)
Assets:
Cash and due from banks                                                                      $61,977           $72,127
Interest-bearing deposits                                                                     26,585            45,761
Investment securities
   Securities available for sale (cost of $21,899
     and $77,042, respectively), at market value                                              22,479            77,136
Mortgage-backed securities
   Securities available for sale (cost of $409,601
     and $168,388, respectively), at market value                                            420,614           170,860
Loans receivable, net                                                                      1,159,559         1,302,468
FHLB stock, at cost                                                                            9,870            12,565
Premises and equipment, net                                                                   12,771            13,555
Intangible assets, net                                                                        21,443            24,912
Accrued interest receivable and other assets, including net
  deferred taxes of $5,140 and $8,227, respectively                                           65,000            64,888
                                                                                       --------------    --------------
             Total assets                                                                 $1,800,298        $1,784,272
                                                                                       ==============    ==============

Liabilities:
Deposits                                                                                  $1,471,203        $1,494,407
Notes payable and other borrowings:
   Secured notes due to Federal Home Loan Bank of Pittsburgh                                  84,486            74,123
   Securities sold under agreements to repurchase                                             20,000            10,000
   Commercial repurchase agreements                                                           51,171            39,027
Accrued interest payable, accrued expenses and other liabilities                              24,061            17,088
                                                                                       --------------    --------------
             Total liabilities                                                             1,650,921         1,634,645
                                                                                       --------------    --------------

Commitments and contingencies                                                                      -                 -

Shareholders' equity:
Preferred stock, $0.10 par value; 5,000,000 shares
   authorized; none issued                                                                         -                 -
Common stock, $0.10 par value; 30,000,000 shares authorized;
    18,068,127 shares issued and 9,665,846 outstanding at September 30, 2002
    18,068,127 shares issued and 10,350,814 outstanding at December 31, 2001                   1,807             1,807
Additional paid-in capital                                                                   142,307           139,981
Retained earnings                                                                            160,180           150,743
Unearned stock benefit plan compensation                                                      (4,912)           (4,799)
Accumulated other comprehensive income                                                         7,559             1,681
Treasury stock, at cost; 8,402,281 and 7,717,313 shares at September 30, 2002
and December 31, 2001, respectively                                                         (157,564)         (139,786)
                                                                                       --------------    --------------
             Total shareholders' equity                                                      149,377           149,627
                                                                                       --------------    --------------
             Total liabilities and shareholders' equity                                   $1,800,298        $1,784,272
                                                                                       ==============    ==============

                   Commonwealth Bancorp, Inc. and Subsidiaries
                             Selected Financial Data
                      (in thousands, except per share data)


                                                          For the Quarter Ended        For the Nine Months Ended
                                                       -----------------------------    -----------------------------
                                                           9/30/02         9/30/01          9/30/02         9/30/01
                                                       -------------   -------------    -------------   -------------
                                                                 (Unaudited)                      (Unaudited)
BALANCE SHEET DATA:
Average residential mortgage loans                         $462,751        $694,117         $512,100        $760,452
Average consumer loans                                      375,595         386,991          374,222         386,441
Average commercial loans                                    344,066         300,002          345,157         274,663
Average loans                                             1,182,412       1,381,110        1,231,479       1,421,556
Average securities and other interest-earning assets        446,553         231,507          375,296         232,676
Average interest-earning assets                           1,628,965       1,612,617        1,606,775       1,654,232
Average assets                                            1,781,531       1,771,430        1,763,025       1,812,982

Average core deposits                                     1,123,574       1,000,943        1,100,358         986,920
Average certificates of deposit                             336,546         452,744          374,118         474,294
Average deposits                                          1,460,120       1,453,687        1,474,476       1,461,214
Average notes payable and other borrowings                  154,173         132,405          121,583         167,937
Average interest-bearing liabilities                      1,614,293       1,586,092        1,596,059       1,629,151
Average shareholders' equity                                146,215         159,886          146,933         160,115


OPERATING DATA:
Annualized return on assets                                   1.26%           0.93%            1.14%           0.71%
Annualized return on equity                                  15.36%          10.29%           13.67%           8.01%

Average yield on residential mortgage loans                   7.27%           7.24%            7.19%           7.41%
Average yield on consumer loans                               8.51%           9.08%            8.59%           9.17%
Average yield on commercial loans (a)                         7.52%           8.27%            7.26%           8.24%
Average yield on loans (a)                                    7.73%           7.98%            7.63%           8.05%
Average yield on securities and other interest-
  earning assets (a)                                          4.94%           6.12%            5.09%           6.60%
Average yield on interest-earning assets (a)                  6.97%           7.71%            7.04%           7.84%

Average cost of core deposits                                 1.17%           1.80%            1.15%           2.08%
Average cost of certificates of deposit                       3.42%           4.98%            3.82%           5.21%
Average cost of deposits                                      1.68%           2.79%            1.82%           3.10%
Average cost of notes payable and other borrowings            3.91%           5.94%            4.52%           6.10%
Average cost of interest-bearing liabilities                  1.90%           3.05%            2.03%           3.41%

Net interest margin                                           5.02%           4.66%            4.96%           4.44%
Net interest margin (a)                                       5.09%           4.71%            5.02%           4.49%


Period end book value per share                              $15.45          $14.57           $15.45          $14.57
Period end tangible book value per share                      13.24           12.17            13.24           12.17
Period end nonperforming loans                                9,246           7,411            9,246           7,411
Period end nonperforming assets                              10,870          11,092           10,870          11,092


 (a) Taxable equivalent basis

                   Commonwealth Bancorp, Inc. and Subsidiaries
                          Core Operating Expense Ratio
                                 (in thousands)


                                                                 For the Quarter                       For the Nine Months
                                                               Ended September 30,                     Ended September 30,
                                                       ---------------------------------        ---------------------------------
                                                           2002                2001                 2002               2001
                                                       --------------      -------------        -------------      --------------
                                                                     (Unaudited)                             (Unaudited)

Reported noninterest expense                                 $17,129            $15,533              $49,910             $51,163
Mortgage banking restructuring charge                              -                  -                    -              (2,300)
Chief Executive Officer retirement charge                          -                  -                    -                (707)
Amortization of intangible assets                             (1,157)            (1,184)              (3,470)             (3,553)
                                                       --------------      -------------        -------------      --------------
Core noninterest expense, excluding amortization
  of intangible assets                                        15,972             14,349               46,440              44,603
                                                       --------------      -------------        -------------      --------------

Reported noninterest income                                    5,569              4,612               16,094              15,245
Reported net interest income                                  20,620             18,950               59,582              54,961
Taxable equivalent adjustment to net interest income             270                197                  791                 566
Resolution of legal proceedings on a loan                          -                  -                    -                 484
                                                       --------------      -------------        -------------      --------------
Core noninterest income and fully taxable
  equivalent net interest income                             $26,459            $23,759              $76,467             $71,256
                                                       ==============      =============        =============      ==============
Core noninterest expense, excluding amortization
  of intangible assets/Core noninterest income and
  fully taxable equivalent net interest income                60.37%             60.39%               60.73%              62.60%
                                                       ==============      =============        =============      ==============